Exhibit (g)(2)

APPENDIX B

CUSTODY AGREEMENT

The following portfolios (“Funds”) are hereby made parties to the Custody Agreement dated March 17, 2009, with UMB Bank, n.a. (“Custodian”) and American Pension Investors Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

API EFFICIENT FRONTIER GROWTH FUND

API EFFICIENT FRONTIER CAPITAL INCOME FUND

API EFFICIENT FRONTIER MULTIPLE INDEX FUND

API EFFICIENT FRONTIER VALUE FUND

API EFFICIENT FRONTIER INCOME FUND

API MASTER ALLOCATION FUND

AMERICAN PENSION INVESTORS TRUST

Attest: /s/ CHARLES D. FOSTER	By:	/s/ DAVID D. BASTEN
Charles D. Foster	Name:	David D. Basten
	Title:	President
	Date:	February 19, 2009

UMB BANK, N.A.

Attest: /s/ DORINDA RIDDLE	By:	/s/ BONNIE L. JOHNSON
Dorinda Riddle	Name:	Bonnie L. Johnson
	Title:	Vice President
	Date:	February 25, 2009